First Quarter 2021 Financial Results and Dividend Payment

FHLBank Pittsburgh announced today the following first quarter 2021 financial highlights:
▪Net income of $38.1 million
▪Net interest income of $58.0 million
▪Advances at $19.3 billion
▪Letters of credit at $19.0 billion
▪Retained earnings at $1.4 billion

These results reflect our membership’s activity and first quarter 2021 performance, which allowed FHLBank to set aside $4.4 million for affordable housing programs.

Additionally, FHLBank’s Board of Directors declared quarterly dividends of:
▪5.75 percent annualized on activity stock
▪2.50 percent annualized on membership stock

Dividends will be calculated on your institution’s average capital stock held from Jan. 1 to March 31, 2021, and will be credited to your Demand Deposit Account (DDA) tomorrow, April 30. To estimate the amount of your institution’s dividend payment, please use the Capital Stock Dividend Calculator on Bank4Banks®.

Despite the continued low interest rate environment, the dividend rates have not changed from the February 2021 dividend payment and demonstrate that FHLBank continues to return value to its members. We will continue to assess the potential impact of market and business conditions, which can be unpredictable, on FHLBank’s financial performance and future dividends. The impact on FHLBank’s results of operations and financial condition could likely result in lower dividend levels.

More information is included in the attached release. As a reminder, our quarterly member conference call is scheduled for Tuesday, May 4, at 9 a.m. Click here to register for the call.

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April 29, 2021 | 21-60b